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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

         Filed by the Registrant  |_|
         Filed by a Party other than the Registrant  |X|

         Check the appropriate box:
         | | Preliminary Proxy Statement                       |_| Confidential.  For use of the Commission Only
                                                                  (as permitted by Rule 14a-6(e)(2))

         |_| Definitive Proxy Statement
         |X| Definitive Additional Materials
         | | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Community Bancshares, Inc.
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                (Name of Registrant as Specified in Its Charter)

                  Stockholders for Integrity and Responsibility
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         |X| No fee required.
         |_| Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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               [LOGO] STOCKHOLDERS FOR INTEGRITY & RESPONSIBILITY

                              Post Office Box 668
                             Blountsville, AL 35031



Dear Fellow Stockholders,

Recently, Ken Patterson, Sr. has questioned the honesty and integrity of me, my family and the other stockholders who disputed his management of Community Bank. He has publicly challenged my motivation for seeking to improve the performance of Community Bank. We represent the interest of the stockholders.

We are not a renegade group of stockholders. Our group includes FOUR former Directors of the Bank. If you check the Bank's proxy statement, you'll also find that other stockholders are suing the Bank and the Board of Directors over the same issues that concern us.

We have concerns about Mr. Patterson's financial responsibility. In 1998, according to the Bank's Form 10-K, Wal-Mart branches of Community Bank made $9.3 million in loans outside the Bank's lending policy. An investigation is proceeding. At the end of the year, $3.4 million in loans were in default. We understand that Mr. Patterson's son was responsible for the Wal-Mart branches during the time in question. The Bank also has twice as many loans 90 days past due as they did in 1997. Finally, Mr. Patterson admits to taking a very costly hunting trip to Alaska at the Bank's expense. With 1998 salary of $778,246, can he not afford to pay for his own vacation?

We are not trying to make a "Power Grab." If anyone is desperate for power, we believe it is Mr. Patterson. On January 7, 1999, Mr. Patterson and the other members of the Board of Directors amended the Bank's by-laws to require an 80% supermajority vote of the stockholders to pass stockholder-proposed changes to the by-laws. Since management already owns more than 20% of the stock, they can block any stockholder proposal. Incredibly, the 80% supermajority requirement does not apply to amendments of the by-laws proposed by the Board.

We want to protect the value of our investment, just like you. The issue is profitability, not what Mr. Patterson says the stock is worth. The Huntsville Times quotes Benton Gup, who holds the Robert Hunt Cochrane/Alabama Banking Chair at the University of Alabama, as saying the value of Community Bank's stock "is not relevant. The question is 'How profitable is this institution?' and that number appears to be low. By any measure it appears to be low." He says even when you consider the Bank's expansion, the Bank's profitability is still low.

We paid for our stock with our own hard-earned money. Like you, we expect the highest return we can get. With proper management of the Bank, what could all of our investments be worth?
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We are not trying to sell Community Bank; we want to list it on a major exchange. The Bank is an important part of our community. Our purpose is not to sell the Bank, as Mr. Patterson would have you believe. In fact, Mr. Patterson last fall offered to buy my family's shares in the Bank and we declined his offer. We believe a national stock exchange will not consider Community Bank until the questionable "insider" transactions are cleaned up.

We want Community Bank to grow PROFITABLY. Community Bank has grown, but by using your money to start new branches. This growth is more expensive than stock-based acquisitions and is reflected in the Bank's declining earnings. We believe Community Bank cannot acquire other banks using its stock because the stock has little value in the eyes of other bankers. By improving the Bank's financials, and eliminating "insider transactions," we believe management can turn the Bank's stock into fuel for future growth.

VOTE THE BLUE CARD. Due to a printing error by our printer, the blue proxy sheet mailed with the proxy materials you recently received incorrectly notes that the Company, and not the Committee, recommends a vote for our proposal 6. You will find enclosed a corrected blue proxy sheet for your use in the event that you have not yet voted for our nominees and proposals. If you have already voted by using the blue proxy sheet previously mailed to you, the Committee will treat it as if correctly stated that the Committee recommends a vote for proposal 6.

We urge you to vote the BLUE proxy card today to protect your stockholder rights and to restore integrity and responsibility to the management of Community Bank.


Sincerely,

/s/ Bryan Corr

Bryan Corr
Stockholders for Integrity and Responsibility




                THE SECURITIES AND EXCHANGE COMMISSION REQUIRES
                     THE FOLLOWING ADDITIONAL INFORMATION:

     Stockholders for Integrity and Responsibility (the "Committee") will be soliciting proxies in connection with the 1999 Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") for its nominees for Director and its proposals and against the proposals of the Company. The following stockholders are deemed to be participants in the solicitation of proxies by the Committee as of the date hereof. R. C. Corr, Jr. is deemed to own beneficially (as that term is defined in Rule 120-S promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) 280,346 shares of Common Stock of the Company, which constitutes approximately 6.0% of the outstanding shares of Common Stock. Doris J. Corr is deemed to own beneficially 322,172 shares of Common Stock of the Company, which constitutes 6.9% of the outstanding shares of Common Stock. Bryan A. Corr is deemed to own beneficially 190,205 shares of Common Stock of the Company, which constitutes 4.1% of the outstanding shares of Common Stock. Joan M. Currier is deemed to own beneficially 234,334 shares of Common Stock of the Company, which constitutes 5.0% of the outstanding shares of Common Stock. John Davis Currier is deemed to own beneficially 7,340 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Corr, Inc. is deemed to own beneficially 120,000 shares of Common Stock of the Company, which constitutes 2.6% of the outstanding shares of Common Stock. A. Ive Manson is deemed to own beneficially 73,642 shares of Common Stock of the Company, which constitutes 2.6% of the outstanding shares of Common Stock. Jimmy C. Smith is deemed to own beneficially 4,850 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. J.R. Whitlock, Sr. is deemed to own beneficially 8,230 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. William S. Wittmeier, Jr. is deemed to own beneficially 2,260 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Percentages are determined on the basis of 6,456,847 shares of Common Stock reported by the Company as being outstanding on March 15, 1999.
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Logo on pens to be distributed to stockholders of Community Bancshares, Inc:
Stockholders for Integrity and Responsibility.